EXHIBIT 10.5

MENTOR CORPORATION

DESCRIPTION OF
COMPANY INCENTIVE BONUS PLANS

The Company Incentive Bonus Plans consist of a Quarterly Incentive Bonus Plan and an Annual Incentive Bonus Plan.

Quarterly Incentive Bonus Plan.  Essentially all U.S. employees, excluding sales representatives, are eligible to participate in this plan.  Under this plan, participants are eligible to receive a quarterly incentive bonus equal to one-half of one percent (0.5%) of their salaries.  The bonus is earned if the Company achieves its targeted consolidated operating earnings for the applicable quarter, as established by the Board of Directors at the beginning of the fiscal year.  To receive the Quarterly Incentive Bonus, a participant must be actively employed throughout the applicable quarter and when the bonus is distributed.

Annual Incentive Bonus Plan.  Essentially all U.S. management employees are eligible to participate in this plan.  Under this plan, participants are eligible to receive an annual incentive bonus equal to a designated percentage of their salaries.  To receive the Annual Incentive Bonus, a participant must be employed at the end of the fiscal year and when the bonus is distributed, and participants who were not actively employed for the full fiscal year will be eligible for a bonus on a pro-rated basis.  The maximum bonus percentage that participants can earn under this plan, assuming achievement of all individual goals and Company targets, ranges from 6.6% to 79.2% of their base salary, depending on the participant's managerial level.

The Annual Incentive Bonus Plan is designed around two general concepts: individual performance and Company achievement of its consolidated operating income targets.

Each participant is eligible to receive up to 30% of his or her total bonus potential under the Annual Incentive Bonus Plan, provided the Company's operating income equals or exceeds its threshold for the year, as established by the Board of Directors at the beginning of the fiscal year.  The actual pay-out for this portion of the bonus will be based on the participant's accomplishment of his or her specified objectives, as well as an assessment of his or her overall performance.

Each participant is also eligible to receive up to an additional 70% of his or her total bonus potential under the Annual Incentive Bonus Plan, provided the Company's operating income equals or exceeds its threshold for the year, which is also established by the Board of Directors.  This threshold is set higher than the minimum threshold required to trigger the 30% portion of the bonus described above.  Once the minimum threshold is achieved, further operating income targets on a sliding scale allow for a percentage of the bonus pay-out based on the level of actual corporate operating income achieved.  The participant's actual pay-out will be adjusted based on an assessment of the individual's overall performance.